Exhibit 99

For immediate release:	Pfizer Contacts:
April 4, 2011	Joan Campion - Media
(212) 733-2798
Joan.Campion@Pfizer.com

Chuck Triano - Investors
(212) 733-3901
Chuck.Triano@Pfizer.com

KKR contact:
Kristi Huller
(212) 230-9722
Kristi.Huller@kkr.com

Pfizer To Sell Capsugel To KKR
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KKR to Acquire the World’s Leading Provider of Pharmaceutical and Dietary Supplement Capsules and Other Innovative Drug-Delivery Systems
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The Agreement Completes Pfizer’s Previously Announced Review of Strategic Options for the Capsugel Business

 PEAPACK, N.J. – Pfizer and Kohlberg Kravis Roberts & Co L.P. (together with its affiliates, “KKR”) today announced they have entered into an agreement whereby an affiliate of KKR will acquire Pfizer’s Capsugel business for $2.375 billion in cash.  Capsugel, the world leader in hard capsules and an innovator in drug-delivery systems, generated approximately $750 million in revenue and manufactured more than 180 billion hard capsules in 2010.

“The transaction is an endorsement of Capsugel’s consistent success to date and its potential for future growth with KKR, a firm with deep industry expertise and a long history of partnering with market-leading businesses to take them to the next level,” said Guido Driesen, President and General Manager of Capsugel.  “Capsugel’s employees and I are excited to work with KKR and eager to enhance the value of our business in partnership with our customers.”

Over the past 34 years, KKR has invested in more than 185 transactions with a total value of more than $435 billion.  KKR’s current private equity portfolio includes over 60 portfolio companies with over $210 billion of annual revenues and more than 900,000 employees.

Henry R. Kravis and George R. Roberts, Co-Founders, Co-Chairmen and Co-CEOs of KKR, stated, “Capsugel has an excellent portfolio and outstanding reputation for providing high-quality, innovative drug-delivery solutions.  We look forward to working with Capsugel’s talented employees and investing in this business.  We share Capsugel’s enthusiasm for its future potential to grow, develop and continue to deliver an unmatched quality of products.”

Pfizer expects to make additional repurchases of its common stock on the open market during 2011 as a result of this transaction, assuming completion this year.  Pfizer’s repurchases of its common stock funded by Capsugel sale proceeds would be in addition to the previously announced anticipated repurchase of approximately $5 billion of shares planned for 2011.  Pfizer will also continue to look to identify and invest in other opportunities to maximize its value, including business development.

As a result of this transaction, Pfizer is updating its previous 2011 Reported Revenue guidance range from $66.0 - $68.0 billion to $65.2 - $67.2 billion, and its previous 2012 Reported Revenue target range from $63.0 – $65.5 billion to $62.2 - $64.7 billion, while maintaining all other elements of its 2011 financial guidance and 2012 financial targets.

Capsugel will maintain a corporate presence in the United States, with its global headquarters located in New Jersey.  All Pfizer colleagues currently dedicated to this business will be transferred to Capsugel, which will be under the leadership of Guido Driesen upon the completion of the transaction.

The transaction is subject to customary closing conditions, including regulatory approval in certain jurisdictions, such as the U.S. and the European Union, among others.  The companies expect to complete the transaction in the third quarter of 2011, assuming the receipt of the required regulatory clearances and satisfaction of other closing conditions.

Pfizer’s financial advisors for the transaction were Morgan Stanley & Co. Incorporated and Guggenheim Securities, LLC.  Cadwalader, Wickersham & Taft LLP and White & Case LLP acted as legal counsel for Pfizer.  Simpson Thacher & Bartlett LLP acted as legal counsel for KKR.

About Capsugel
Capsugel is the world’s leading provider of hard capsules and an innovator in drug delivery systems for the pharmaceutical, OTC and health and nutrition industries.  Capsugel offers a comprehensive array of products and services, from hard gelatin, vegetarian and liquid-filled capsules, to innovative R&D equipment and liquid formulations as part of its Licaps® Drug Delivery System.
For more information about Capsugel, visit www.capsugel.com.

About KKR
Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.0 billion in assets under management as of December 31, 2010. With 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR's website at www.kkr.com.

About Pfizer
At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life.  We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals.  Our diversified global health care portfolio includes human and animal biologic and small- molecule medicines and vaccines, as well as nutritional products and many of the world's best-known consumer products.  Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time.  Consistent with our responsibility as the world's leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world.  For more than 150 years, Pfizer has worked to make a difference for all who rely on us.  To learn more about our commitments, please visit us at www.pfizer.com.

PFIZER DISCLOSURE NOTICE
The information contained in this release is as of April 4, 2011. Pfizer assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about an agreement by Pfizer to sell its Capsugel business to KKR; the potential benefits of the transaction, including Capsugel’s potential for future growth; and Pfizer’s 2011 share-repurchase plans, 2011 financial guidance and 2012 financial targets.  Such information involves substantial risks and uncertainties including, among other things, the satisfaction by Pfizer and KKR of the various conditions to closing the agreement, including without limitation the ability to obtain the required regulatory approvals and KKR’s ability to obtain the necessary financing to consummate the transaction; and, with regard to Capsugel’s future growth potential as well as Pfizer’s 2011 share-repurchase plans, 2011 financial  guidance and 2012 financial  targets, the uncertainties and variables inherent in business operating and financial performance, including, among other things, competitive developments, general economic, political, business, industry, regulatory and market conditions, and the other  risks and uncertainties  set forth in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its reports on Form 10-Q and Form 8-K.

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